Douglas Emmett Inc. Underwriter Syndicate Members

Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Wachovia Capital Markets LLC
UBS Securities LLC
Banc of America Securities LLC
A.G. Edwards & Sons, Inc.
Raymond James & Associates, Inc.
Wells Fargo Securities, Inc.
BMO Capital Markets Corp.
Robert W. Baird & Co. Incorporated
Oppenheimer & Co. Inc.
Stifel, Nicolaus & Company, Incorporated
Susquehenna Financial Group, LLLP
Blaylock & Company, Inc.
Chatsworth Securities, LLC
C.L. King & Associates, Inc.
Samuel A. Ramirez & Co., Inc.
Toussaint Capital Partners, LLC